Exhibit 10.3

AMENDMENT, ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS AMENDMENT, ASSIGNMENT, AND ASSUMPTION AGREEMENT (this “Amendment and Assignment”) effective as of the Closing Date, as hereinafter defined, is entered into by and among Wrangler Apparel Corp., a Delaware corporation (“Licensor”), Chambers Belt Company, a Delaware corporation (“Assignor”), and Tandy Brands Accessories, Inc., a Delaware corporation (“Assignee”) (Licensor, Assignor, and Assignee being hereinafter sometimes collectively referred to as the “Parties”).

W I T N E S S E T H:

WHEREAS, Licensor and Assignor entered into a License Agreement effective as of January 1, 2007 (the “Original License Agreement”) for the manufacture, distribution, and sale of Licensed Products in the Licensed Territory;

WHEREAS, Assignor and Assignee have previously entered into an Asset Purchase Agreement dated as of April 23, 2009 (the “Purchase Agreement”), whereby Assignee has agreed to purchase certain assets of Assignor and to assume, pay, satisfy, and discharge certain liabilities and obligations of Assignor;

WHEREAS, the Purchase Agreement specifically excludes the assignment and assumption of the Original License Agreement;

WHEREAS, concurrently herewith, the Assignor and Assignee are amending and restating the Purchase Agreement by executing and delivering an Amended and Restated Purchase Agreement (the Purchase Agreement as so amended and restated hereinafter being referred to as the “Amended Purchase Agreement”), which, among other things, provides for Assignor’s assignment, transfer, and conveyance to Assignee of all of Assignor’s right, title, and interest in and to the Original License Agreement, as amended hereby, with respect to all periods after the Closing and Assignee’s assumption of all of the contractual obligations of Assignor thereunder after the Closing, excluding, however, the Remaining Quarterly Royalty Obligations;

WHEREAS, concurrent with the assignment and assumption of the Original License Agreement, effective as of the Closing, the Parties wish to amend the Original License Agreement in accordance with the terms of this Amendment and Assignment;

WHEREAS, Assignor has provided evidence satisfactory to Licensor of payment in full of the outstanding amounts owed by Assignor to American Belt Company in connection with phase 1 of a fixtures program for an Authorized Retailer administered by American Belt Company in which Assignor participated (the “American Belt Fixture Program”); and

WHEREAS, Assignee has executed a guaranty that will become effective on the Closing Date if the Closing occurs (the “Guaranty”) in favor of Licensor in the total amount of the Remaining Quarterly Royalty Obligations, and Licensor is relying on such Guaranty in entering into this Amendment and Assignment.

NOW, THEREFORE, in consideration of the terms and conditions set forth below and other good and valuable consideration, receipt of which is hereby acknowledged, the Parties agree as follows:

1. The Original License Agreement, as amended by this Amendment and Assignment, shall hereinafter be referred to as the “Agreement;” the terms capitalized herein and defined herein shall have the meanings ascribed to such terms herein; the terms “Closing” and “Closing Date” shall have the meanings ascribed to those terms in the Purchase Agreement; the term “Contractual Obligations” shall mean all covenants, duties, undertakings and obligations to be observed, paid, discharged or performed, as the case may be, at any time after the Closing Date under the Agreement; and all other terms capitalized but not defined in this Amendment and Assignment shall have the meanings ascribed to those terms in the Original License Agreement.

2. In the event the Closing occurs and, in such event, effective as of the Closing Date, the Original License Agreement is hereby amended by deleting the chart in Section 5.1 thereof and by substituting the following chart in lieu thereof:

CONTRACT YEAR	PERCENTAGE ROYALTY
First: January 1, 2007 – December 31, 2007	5%
Second: January 1, 2008 – December 31, 2008	5%
Third: January 1, 2009 – June 30, 2009	5%
Fourth: July 1, 2009 – December 31, 2009	5%
Fifth: January 1, 2010 – June 30, 2010	4%

3. In the event the Closing occurs and, in such event, effective as of the Closing Date, the Original License Agreement is hereby amended by deleting Section 5.2 thereof and by substituting the following in lieu thereof:

5.2 For each Contract Year, Licensee shall pay the minimum royalty (the “Minimum Royalty”) shown for each Contract Year in the chart below, except that Licensee shall pay $800,000 in Minimum Royalty for the Third and Fourth Contract Years combined. The Minimum Royalty shall be paid as provided in Section 5.4 hereof.

CONTRACT YEAR	MINIMUM ROYALTY
First: January 1, 2007 – December 31, 2007	$600,000
Second: January 1, 2008 – December 31, 2008	$700,000
Third: January 1, 2009 – June 30, 2009	See text of Section 5.2 above
Fourth: July 1, 2009 – December 31, 2009	See text of Section 5.2 above
Fifth: January 1, 2010 – June 30, 2010	$0

4. In the event the Closing occurs and, in such event, effective as of the Closing Date, the Original License Agreement is hereby amended by deleting the chart in Section 5.3 thereof and by substituting the following chart in lieu thereof:

CONTRACT YEAR	MINIMUM NET SALES
First: January 1, 2007 – December 31, 2007	$12,000,000
Second: January 1, 2008 – December 31, 2008	$14,000,000
Third: January 1, 2009 – June 30, 2009	$0
Fourth: July 1, 2009 – December 31, 2009	$0
Fifth: January 1, 2010 – June 30, 2010	$0

5. In the event the Closing occurs and, in such event, effective as of the Closing Date, the Original License Agreement is hereby amended by deleting Section 5.7 thereof and by substituting the following in lieu thereof:

5.7 (a)

 Licensee agrees to expend in each of the First, Second, and Third Contract Years in advertising Licensed Products  (“Advertising Expenditures”) a sum not less than one percent (1%) of Net Sales, which sum shall be expended for  Advertising in support of the Licensed Trademarks, and for Licensee’s proportionate share of expense, as agreed between

Licensor’s Representative and Licensee, all as approved by Licensor in accordance with Section 2.4 hereof. In trade advertising and under any marketing support fund, Licensee shall closely follow the advertising image and copy concepts indicated by Licensor’s Representative in advertising its products for sale under the Licensed Trademarks. Licensee shall keep a true and accurate account of all Advertising Expenditures and shall submit to Licensor’s Representative, quarter-annually for the quarters ending on the last days of March, June, September, and December of each year, an advertising expenditures report in the form attached as Schedule 5.7 hereto with actual advertisements attached (“Quarterly Advertising Expenditures Report”), each such Quarterly Advertising Expenditures Report to be received by Licensor within twenty-five (25) days after the end of the quarter for which the Quarterly Advertising Expenditures Report is due. Licensee shall pay to Licensor within twenty-five (25) days after the end of each Contract Year except the Third Contract Year a sum equal to one percent (1%) of Net Sales minus the amount of the Advertising Expenditures for which Licensor’s Representative has received evidence satisfactory to it, in its sole discretion relating to such Contract Year. With regard to the Third Contract Year, such payment shall be made within twenty-five (25) days after the end of the Fourth Contract Year. Notwithstanding the foregoing, all Advertising Expenditures of Five Hundred Dollars ($500) or greater must be pre-approved in writing by Licensor’s Representative. Licensor shall have the right to terminate this Agreement upon written notice to Licensee if Licensee fails to expend the full amount of Advertising Expenditures required by this Section 5.7 or if Licensee fails to submit the Quarterly Advertising Expenditures Reports required by this Section 5.7 for two (2) or more consecutive quarters.

(b)	Licensee shall have no obligation to pay Advertising Expenditures in the Fourth or Fifth Contract Years. Licensee shall, however, immediately report to the employee designated by Licensor’s Representative under Section 30.2 hereof any requests by third parties for Advertising Expenditures. Licensor shall determine which requests, if any, should be granted, and Licensor and Licensee agree to negotiate in good faith whether any of the requests granted by Licensor will be funded by Licensee and, if so, what portion thereof.

6. In the event the Closing occurs and, in such event, effective as of the Closing Date, the Original License Agreement is hereby amended by adding a new subsection (g) to Section 9.1 thereof as follows:

(g)	Licensed Products. Licensee shall submit five (5) samples of each style of Licensed Product to be manufactured under the Agreement to Licensor with a request for approval thereof, and Licensor shall return one (1) such sample, along with the approval or disapproval referenced above in this Section 9.1, to Assignee within ten (10) business days from the date that Licensor receives such samples and request for approval.

7. In the event the Closing occurs and, in such event, effective as of the Closing Date, the Original License Agreement is hereby amended by deleting Section 11.2 and substituting the following in lieu thereof:

11.2	At any time prior to six (6) months before the date of expiration of this Agreement, Licensor may appoint a new licensee or distributor for the Licensed Products in the Distribution and Sales Licensed Territory, or it may determine to conduct the WRANGLER® mass channel belt business internally through the Wrangler Division of VF Jeanswear Limited Partnership, without utilizing a third- party licensee. In the event that Licensor appoints a new licensee or distributor or determines to conduct the WRANGLER® mass channel belt business internally through the Wrangler Division, it shall provide written notice of such intent to Licensee. Following such notice, Licensor or its newly appointed licensee or distributor may participate in any process required by an Authorized Retailer as a condition precedent to selling Licensed Products to such Authorized Retailer for shipment subsequent to the date of expiration of this Agreement, but Licensor or its newly appointed licensee or distributor may only sell Licensed Products in the Distribution and Sales Licensed Territory after December 31, 2009 for shipment subsequent to the date of expiration of this Agreement.

8. In the event the Closing occurs and, in such event, effective as of the Closing Date, the Original License Agreement is hereby amended by deleting Article 18 in its entirety and by substituting the following in lieu thereof, and such amended Article 18 shall apply, constitute, and serve as the notice provision for all requirements under this Assignment and Amendment and as such is incorporated by reference herein:

ARTICLE 18 — Notices

All notices given or required to be given hereunder shall be deemed to be given and received (a) as of the date sent if sent by overnight courier or facsimile, with the facsimile notice promptly confirmed by United States registered mail, postage paid, return receipt requested, or (b) three (3) business days after being sent by United States certified mail, postage paid, return receipt requested and addressed as follows or to such other address as shall have been provided pursuant to notice under this Article:

LICENSOR:	General Counsel
Wrangler Apparel Corp.
3411 Silverside Road
Wilmington, Delaware 19810
Telephone: 302.477.3930
Facsimile: 302.477.3932

with a copy to:	Vice President / General Manager – Mass Mens
VF Jeanswear Limited Partnership
400 North Elm Street
Greensboro, NC 27401
Telephone: 336.332.4436
Facsimile: 336.332.4259

And with a copy to:	Director of Licensing
VF Jeanswear Limited Partnership
400 North Elm Street
Greensboro, NC 27401
Telephone: 336.332.4636
Facsimile: 336.332.4650

LICENSEE:	Mr. Rod McGeachy
CEO
Tandy Brands Accessories, Inc.
690 E. Lamar Blvd., Ste. 200
Arlington, TX 76011
Telephone: 817-548-0090
Facsimile: 817-548-1144
E-mail: rod_mcgeachy@tandybrands.com

ASSIGNOR:	Mr. Rusty D. Hall
President
Chambers Belt Company
5840 El Camino Real, Suite No. 106
Carlsbad, CA 92008
Telephone: 760.602.9688
Facsimile: 760.602.9684
E-mail: rhall@phxg.com

9. In the event the Closing occurs and, in such event, effective as of the Closing Date, the Original License Agreement is hereby amended by deleting Article 24 thereof and by substituting the following in lieu thereof:

ARTICLE 24 — Term

This Agreement shall become effective as of January 1, 2007 and shall expire on June 30, 2010, unless sooner terminated as herein provided.

10. In the event the Closing occurs and, in such event, effective as of the Closing Date, the Original Agreement is hereby amended by adding new Articles 30 and 31 thereto as follows:

ARTICLE 30 — Transition of Business

30.1

Licensor contemplates that after the expiration of the Agreement, the WRANGLER® mass channel belt business may be conducted by the Wrangler Division without utilizing a third-party licensee. In order to facilitate the transition from Licensee to Licensor, Licensee agrees to provide Licensor’s Representative with the following with respect to Licensed

Products for the period from the Closing Date through the expiration of the Agreement in a format mutually agreed upon between Licensor and Licensee:

(a)	complete design specifications for each style of Licensed Product designed, manufactured, advertised, or sold under the Agreement, including all trim, leather, and/or component details;

(b)	product development calendar for each season;

(c)	five (5) samples of each style of Licensed Product to be manufactured under the Agreement. Submission of five (5) samples under Section 9.1 and Article 22 hereof shall satisfy the requirement of this Subsection 30.1(c);

(d)	On October 1, 2009 and every time thereafter through the expiration of this Agreement that a new style is added to a particular Third Party Manufacturer’s production schedule or is moved from one Third Party Manufacturer to another or moved from one of a Third Party Manufacturer’s factories to another, Licensee shall provide Licensor with a list of the Licensed Products, broken down by style, color, and size, manufactured at each Third Party Manufacturer’s factory, as well as the complete name, mailing address, and exact physical location of each such Third Party Manufacturer factory;

(e)	Licensee’s wholesale price list for each style, size, and color of Licensed Product as sold to each Approved Retailer;

(f)	monthly inventory of finished Licensed Products that Licensee has on hand by style, color, and size;

(g)	monthly inventory of Licensed Products in the process of manufacture by style, color, and size;

(h)	to the extent available, the following point-of-sale information on a monthly basis, broken down by Approved Retailer:

(i)	total number of units of Licensed Products sold, broken down by style, color, and size;

(ii)	total dollar amount of Licensed Products sold, broken down by style, color, and size;

(iii)	total number of Licensed Products received by each Approved Retailer that month, broken down by style, color, and size;

(iv)	total wholesale cost of Licensed Products received by each Approved Retailer that month multiplied by the number of units received, broken down by style, color, and size;

(v)	total number of Licensed Product units in each Approved Retailer’s physical inventory at the end of the applicable month, broken down by style, color, and size;

(vi)	total retail price of Licensed Product units in each Approved Retailer’s physical inventory the end of the applicable month, broken down by style, color, and size;

(i)	to the extent available, the following department and item information on a monthly basis, broken down by Approved Retailer:

(i)	Approved Retailer department number;

(ii)	Approved Retailer fineline or other account-specific document listing relevant style grouping, size grouping, and color grouping variables;

(iii)	Licensee style number;

(iv)	Licensee UPC number;

(v)	Approved Retailer item number and item description;

(vi)	Approved Retailer size description;

(vii)	Approved Retailer average price; and

(viii)	Total number of stores operated by each Approved Retailer where Licensed Products are sold.

(j)	Within two (2) weeks after the Closing Date, a six (6)-month forecast for the period from the Closing Date to December 31, 2009 for each Approved Retailer, broken down by style, color, and size; and

(k)	Any other information reasonably requested by Licensor that reasonably relates to transition of the WRANGLER® mass channel belt business.

Items to be provided monthly shall be submitted no later than the twenty-fifth (25th) day of the month after the month for which such item is being submitted. Items to be provided weekly shall be submitted on Monday for the previous week.

30.2	Licensor shall notify Licensee of the name and contact information of the employee to participate in meetings with Approved Retailers on behalf of Licensor’s Representative. Licensee agrees to invite such employee to participate in all meetings with Approved Retailers relating to Licensed Product, with ample advance notice to allow for scheduling of attendance.

30.3	Within twenty (20) days after receipt of notice pursuant to Section 11.2 hereof, Licensee shall provide Licensor with a complete inventory of all finished Licensed Products and all Licensed Products on order from Third Party Manufacturers, as well as the anticipated delivery date(s) thereof. Licensor shall purchase, at Licensee’s cost including Licensee’s in-bound freight cost, all of Licensee’s finished active inventory of Licensed Products and all Licensed Products on order from Third Party Manufacturers against which Licensee has demonstrated, to Licensor’s sole satisfaction, a future forecast for sales. The Parties agree to negotiate in good faith to reach agreement on the timing of such purchase, as well as the timing and remaining logistics of the transfer of the business, except that the Parties agree that the inventory that Licensor is required by this Section 30.3 to purchase shall be made available to Licensor no later than two (2) months before expiration of this Agreement. Until the transfer of the business has been completed or the expiration of this Agreement, whichever occurs first, Licensee shall continue to take and fill orders for Licensed Products and shall continue to use its best efforts to promote the sale of the Licensed Products in the Distribution and Sales Licensed Territory.

ARTICLE 31 — Licensor’s Representative a Third-Party Beneficiary

Licensor’s Representative is a third-party beneficiary of Article 30 of this Agreement.

11. In the event the Closing occurs, then effective on the Closing Date, all terms and conditions of the Original License Agreement not amended hereby shall remain the same and in full force and effect and shall be deemed to be ratified and affirmed in all respects and to continue as part of the terms of the Agreement, and all terms and conditions of the Original License Agreement amended hereby shall become in full force and effect as so amended and shall be deemed to be ratified and affirmed in all respects and to continue, as so amended, as part of the terms of the Agreement. Assignee hereby acknowledges and agrees that Assignor makes no representation or warranty whatsoever with respect to the Original License Agreement or the Agreement.

12. In the event the Closing occurs and, in such event, effective as of the Closing Date, Assignor hereby grants, sells, assigns, conveys, transfers, and delivers unto Assignee all of Assignor’s right, title, and interest in and to all rights arising under the Agreement after the Closing Date, and Assignee hereby accepts and assumes all liabilities and obligations of Assignor arising from and after the Closing Date under the Agreement, except for the obligation to pay unpaid quarterly royalty payments through and including December 30, 2010 on Net Sales, which includes both the Percentage Royalty and, if due, the Minimum Royalty, provided, however, notwithstanding the foregoing, Assignor shall not have an obligation to pay any Minimum Royalty payments which become due upon termination of the Agreement pursuant to Article 11 thereof (Assignor’s obligation to make such quarterly payments being referred to herein as the “Remaining Quarterly Royalty Obligations”). In furtherance of the foregoing, Licensor and Assignee hereby agree that Licensor and Assignee shall deliver to Assignor concurrently with their delivery to one another copies of all communications (including e-mails, correspondence, faxes, etc.) which affect, determine, or implicate in any manner the

Remaining Quarterly Royalty Obligations. Licensor and Assignor further agree that notwithstanding anything in the Original License Agreement or the Agreement to the contrary, including Section 5.6 thereof, that Assignor’s obligation to pay the Percentage Royalty or the Minimum Royalty, if due, shall be 15 business days after it receives information which establishes the amount that it is obligated to pay, including copies of the monthly sales report pursuant to Section 6.5 of the Original License Agreement and the Quarterly Performance Report pursuant to Section 6.1 of the Original License Agreement, and that no interest shall be due until the 26th day after such 15th business day. Licensor and Assignee shall notify Assignor in writing whenever Licensor exercises any rights under Section 6.5 of the Agreement to conduct an audit of Assignee, and Assignor shall have the right to be present at any such audit and observe the same and shall be provided with the results thereof promptly following the conclusion thereof. The Parties acknowledge and agree that Assignor shall also retain all rights to challenge and dispute the amount of any royalty payments to the extent that the Licensee has such rights under the Agreement and that Assignee/Licensee shall not have the right or authority to consent or agree on Assignor’s behalf with respect to the royalty amounts without Assignor’s prior written consent.

Assignee hereby waives any subrogation rights it may have against Assignor for any payments made under the Guaranty and agrees that its sole right to recover against Assignee thereunder shall be the set-off rights that it has under the Amended Purchase Agreement with respect to certain earn-out payments provided for therein.

13. Subject to and on the terms and conditions set forth in Article 9 of the Amended Purchase Agreement, in the event the Closing occurs and in such event, Assignee shall thereafter indemnify, hold harmless, and defend Assignor from and against any and all obligations, liabilities, costs, and claims (including reasonable attorneys’ fees) arising as a result of or with respect to any of the Contractual Obligations (excluding the Remaining Quarterly Royalty Obligations) that are attributable to the period of time from and after the Closing Date.

14. Subject to and on the terms and conditions set forth in Article 9 of the Amended Purchase Agreement, in the event the Closing occurs and in such event, Assignor shall thereafter indemnify, hold harmless, and defend Assignee from and against any all third party obligations, liabilities, costs, and claims (including reasonable attorneys’ fees) arising under the Original License Agreement solely to the extent attributable to the period of time prior to the Closing Date.

15. The Parties agree to execute all documents and to perform such other proper acts as may be necessary to secure to the Parties the rights provided for herein.

16. In the event the Closing occurs and in such event, effective on the Closing Date, Licensor (a) hereby consents to (i) the assignment of the Agreement from Assignor to Assignee on the terms and conditions contained herein, and to Assignee’s assumption of Assignor’s Contractual Obligations under the Agreement and at such time and at all times thereafter, all references to Licensee in the Agreement shall be to Assignee, and (ii) Assignor’s sale and transfer to Assignee of Licensed Products and all other assets bearing the Licensed Trademarks together with all other transactions contemplated by the Amended Purchase Agreement which may require Licensor’s consent under the Original License Agreement; and (b) assumes and agrees to discharge in a timely manner and shall indemnify, defend and hold harmless Chambers from any remaining obligations under the American Belt Fixture Program. For avoidance of doubt, no royalty payments shall be due from Assignor to Licensor based on the transfer and sale by Assignor to Assignee of Licensed Products or based on the transfer and sale by Assignor to Assignee of anything else.

17. In the event that the Closing occurs, and in such event, Assignor shall concurrently therewith, and with no further action required by Licensor, be deemed to be released and forever discharged by Licensor from any and all obligations, liabilities, claims, complaints, suits, damages, actions, causes of action, losses, expenses, fees and/or demands whatsoever from the beginning of time through and including the Closing Date, including without limitation with respect to the Original License Agreement and the Agreement, except for (a) the Remaining Quarterly Royalty Obligations; (b) payments due, if any, solely in connection with underpayment by Assignor of Advertising Expenditures under the Original License Agreement due for 2008 and 2009; and (c) any indemnification or hold harmless obligations owed by Assignor under the Original License Agreement for claims brought by third parties based solely on Licensed Products sold by Assignor to customers (excluding any sales of Licensed Products to Assignee).

18. Licensor acknowledges and agrees that any Percentage Royalty and Advertising Expenditure payments made by Assignor under the Original License Agreement prior to or on the Closing Date will be credited for purposes of determining Assignee’s compliance with the Agreement following the Closing Date.

19. This Amendment and Assignment shall terminate without further force or effect if the Closing does not occur and in such event, the Original License Agreement, without any of the amendments otherwise contemplated herein, shall continue in full force and effect thereafter in accordance with its terms and conditions.

20. This Amendment and Assignment may be executed in multiple counterparts, each one of which shall for all purposes be deemed an original. This Amendment and Assignment and the Amended Purchase Agreement constitute the entire agreement between Assignor and Assignee with respect to the transfer and assumption. Licensor expressly acknowledges that it is not a third-party beneficiary of the Amended Purchase Agreement and has no rights or claims thereunder of any kind. This Amendment and Assignment and the Agreement constitute the entire agreement among the Parties with respect to the transactions contemplated hereunder relating to the Agreement. This Amendment and Assignment may not be amended, modified, or waived except pursuant to a written instrument executed by all of the Parties; provided, however, that

(a) Licensor and Assignee may without Assignor’s consent amend, modify, or waive any term of the Agreement other than any terms, conditions, or provisions thereof which affect in any respect Assignor’s rights and obligation with respect to the Remaining

Quarterly Royalty Obligations or Assignor’s unreleased obligations under the Agreement, as referred to in Section 17 hereof, and accordingly no such provision may be amended or modified in any respect without Assignor’s prior written consent; and

(b) Assignor and Assignee may amend, modify, or amend any term or provision of the Agreement which relates only to the Amended Purchase Agreement and to the transfer, assignment, and assumption of the Original License Agreement and the Agreement as between them.

21. This Amendment and Assignment shall be governed and construed in accordance with the internal laws of the State of Delaware, without regard to its provisions governing conflicts of law, and the Parties submit to the non-exclusive jurisdiction of the courts of the State of Delaware for any disputes involving this Amendment and Assignment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Amendment and Assignment to be executed as of the day and year first above written.

WRANGLER APPAREL CORP.

By:
Helen L. Winslow
Vice President
Date:

CHAMBERS BELT COMPANY

By:
Name:
Title:
Date:

TANDY BRANDS ACCESSORIES, INC.

By:
Name:	Rod McGeachy
Title:	CEO
Date:

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